EXHIBIT 99.1

Disclosure in Connection with the Distribution of Materials
Related to a Potential Refinancing Transaction

SUMMARY FINANCIAL DATA

The following table presents our summary consolidated financial data as of the dates and for each of the periods indicated. The summary consolidated financial data as of and for the years ended December 31, 2013, 2012 and 2011 has been derived from our audited consolidated financial statements and the notes thereto.

The summary historical consolidated financial data as of and for the year ended December 31, 2011 through the three month period ended March 31, 2013 represents our results of operations prior to the acquisition of a controlling interest in Greektown Holdings, L.L.C. (“Greektown”) by Athens Acquisition LLC (“Athens”), effective April 1, 2013. The summary historical consolidated financial data as of and for the nine month period ended December 31, 2013 represents our results of operations after the acquisition of a controlling interest in Greektown by Athens. The summary historical financial data as of and for the year ended December 31, 2013 is presented on an unaudited combined basis and is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The summary consolidated financial data set forth below is not necessarily indicative of our future results of operations or financial condition. You should read this summary consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2013.

	Combined	Successor	Predecessor
	Year Ended December 31,	Nine Months Ended December 31,	Three Months Ended March 31,	Year Ended December 31,
	2013	2013	2013	2012	2011
	(unaudited)
Income Statement Data:
Revenues:
Casino	$322.5	$236.9	$85.6	$346.5	$347.4
Food and beverage	23.6	17.6	5.9	22.8	23.2
Hotel	12.7	9.6	3.1	12.1	11.0
Other	6.3	4.8	1.5	5.4	4.8

Gross revenues	365.1	268.9	96.1	386.9	386.4
Less: Promotional allowances	59.3	44.3	15.0	55.2	52.9

Net revenues	305.8	224.7	81.1	331.7	333.4
Operating Expenses:
Casino	74.3	54.6	19.6	79.2	80.5
Gaming taxes	69.9	51.3	18.6	74.8	75.0
Food and beverage	16.9	12.6	4.3	15.5	18.5
Hotel	10.6	7.9	2.7	10.0	9.2
Marketing, advertising, and entertainment	8.1	6.1	2.0	7.9	8.3
Facilities	20.7	15.4	5.4	19.9	20.2
Depreciation and amortization	26.1	18.5	7.6	32.3	37.3
General and administrative expenses	47.6	35.6	12.0	48.2	46.1
Ownership transition and termination benefit expenses	6.1	3.1	3.0	-	-
Other	0.6	0.5	0.1	0.4	0.3
Goodwill impairment	42.1	42.1	–	–	–

Operating expenses	323.0	247.7	75.3	288.1	295.3

(Loss) income from operations	(17.2)	(23.0)	5.8	43.6	38.1
Other Expenses:
Interest expense, net	(51.0)	(38.2)	(12.8)	(50.6)	(50.2)
Amortization of financing fees and accretion of premium (discount) on senior notes	6.4	8.4	(2.0)	(7.5)	(6.9)
Refinancing expense	(0.4)	(0.2)	(0.2)	(1.7)	–
Other (expense) income	(0.1)	0.1	(0.2)	(0.6)	(1.2)

Total other expense, net	(45.1)	(29.9)	(15.2)	(60.5)	(58.3)
Loss before income taxes	(62.3)	(52.9)	(9.4)	(16.9)	(20.2)
Income tax expense - current	(0.3)	(0.2)	(0.1)	(0.2)	(1.9)
Income tax benefit (expense) - deferred	31.7	33.4	(1.7)	(6.7)	(2.8)
Net loss	$(30.9)	$(19.7)	$(11.2)	$(23.8)	$(24.9)

Other Financial Data:
EBITDA(1)	$50.6	$37.4	$13.1	$74.2	$75.4
Adjusted EBITDA(l)	56.0	39.7	16.3	75.9	75.4
Pro Forma Adjusted EBITDA(2)	67.9
Capital expenditures	(9.3)	(1.8)	(7.5)	(40.3)	(15.7)
Net cash flows (used in) provided by operating activities	(0.5)	3.0	(3.5)	24.9	20.1
Net cash flows (used in) provided by investing activities	(9.3)	(1.8)	(7.5)	(40.3)	0.6
Net cash flows (used in) provided by financing activities	(2.4)	(2.4)	–	14.9	(0.1)
Other Operating Data:
Average daily room rate	$108			$104	$107
Occupancy rate	80%			80%	70%
Gross slot win per unit per day	$275			$309	$321
Table game win per unit per day (excludes poker) ..	$2,279			$2,603	$2,527
	(in millions of U.S. dollars, except Other Operating Data)

The following table presents certain balance sheet data as of December 31, 2013 on an actual basis and as adjusted to give effect to the Transactions and certain credit statistics as of and for the year ended December 31, 2013 as adjusted to give effect to the Transactions.

	As of and for the Year Ended December 31, 2013
	Actual	As Adjusted
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$37.2	$73.7
Total assets	679.9	706.3
Total debt	402.4	429.7
Total shareholders' equity/membership interest	200.8	209.0

As Adjusted Credit Statistics:
Ratio of total debt to Adjusted EBITDA(1)		7.7	x
Ratio of total debt to Pro Forma Adjusted EBITDA(2)		6.3	x
(in millions of U.S. Dollars, except ratios)

(1)
EBITDA is net (loss) profit plus, (i) interest expense, whether paid or accrued, (ii) all income taxes, (iii) depreciation and amortization expense, (iv) goodwill impairment charges and (v) other income/expense.

Adjusted EBITDA represents EBITDA adjusted to eliminate (i) a refund of prior year use taxes, (ii) ownership transition and termination benefit expenses and (iii) certain costs, fees and expenses related to a prior proposed refinancing of the Senior Secured Notes.

EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. EBITDA and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.  For example, EBITDA and Adjusted EBITDA:

•	do not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;
•	do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;
•	exclude tax payments that represent a reduction in cash available to us;
•	do not reflect changes in, or cash requirements for, our working capital needs; and
•	do not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments.

The following table presents our calculation of EBITDA and Adjusted EBITDA reconciled to net loss for the periods presented:

	Combined	Successor	Predecessor
	Year Ended December 31,	Nine Months Ended December 31,	Three Months Ended March 31,	Year Ended December 31,
	2013	2013	2013	2012	2011
	(unaudited)

Net loss	$(30.9)	$(19.7)	$(11.2)	$(23.8)	$(24.9)
Interest expense	44.6	29.9	14.8	58.1	57.1
Income tax benefit/expense	(31.4)	(33.2)	1.7	6.9	4.7
Impairment(a)	42.1	42.1	–	–	–
Other income/expense	0.1	(0.1)	0.2	0.6	1.2
Depreciation and amortization	26.1	18.5	7.6	32.3	37.3
EBITDA	50.6	37.4	13.1	74.2	75.4
Use tax refund(b)	(1.0)	(1.0)	–	–	–
Ownership transition and termination benefit expenses(c)	6.1	3.1	3.0	–	–
Refinancing expense(d)	0.4	0.2	0.2	1.7	–

Adjusted EBITDA	$56.0	$39.7	$16.3	$75.9	$75.4

	(in millions of U.S. dollars)

(a)	Represents non-cash goodwill impairment charges.
(b)	Represents add-backs related to a refund of prior year use taxes.
(c)
Represents ownership transition expenses, including legal and professional fees and other expenses related to Athens' purchase of Greektown Holdings, such as fees related to the special committee appointed to review and approve the acquisition, and one-time termination benefit expenses.

(d)	Represents certain costs, fees and expenses related to a prior proposed refinancing of the Senior Secured Notes.

(2)
Pro Forma Adjusted EBITDA represents Adjusted EBITDA including further pro forma adjustments for anticipated benefits of certain operational and capital improvements to our Casino that have recently been implemented or are expected to be implemented in fiscal year 2014. Based on management's estimates, we expect that these improvements could result in a run-rate impact of approximately $10 - $15 million of additional EBITDA. Pro Forma Adjusted EBITDA gives effect to the operational and capital adjustments outlined below as if they had occurred during the year ended December 31, 2013. No assurance can be given that such profits will be received, such cost savings will occur, such improvements will result in the anticipated efficiencies or such results will be achieved. We have implemented and expect to continue to implement the operational improvements during fiscal year 2014, however the improvements may not be fully implemented until fiscal year 2015.  Estimated financial results of operational improvements may require an additional 12 months after implementation is completed to be fully realized.

The operational and capital adjustments described below contain forward-looking statements based on management estimates. There are a variety of factors that impact our operational performance and the assumptions underlying management's estimates that are difficult to predict, such as economic conditions, local redevelopment, weather and regulatory changes. The estimated cost savings and additional operating profits are based on certain assumptions and our current estimates, but they involve risks, uncertainties, projections and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied. Key assumptions of the additional operating profits relate to increases in win per unit, hold percentages and occupancy rates as well as demand for additional table games. Any of the assumptions relating to our operational and capital improvements could be inaccurate and, therefore, there can be no assurance that the estimated cost savings or additional operating profits will prove to be accurate.  Any cost savings or additional operating profits that we realize may differ materially from our estimates. In addition, thee adjustments below do not give effect to our planned approximate $125 - $150 million capital expenditure for the proposed renovations and other improvements planned for 2014 through 2016, and any negative impact to revenues such projects would have as a result of any construction disruption. Any such impact to revenues may be material.

The presentation of Pro Forma Adjusted EBITDA is not intended to forecast our full year profits and should not be construed as management's outlook for any future period. Management has provided these pro forma adjustments so that investors can assess the potential impact of the operational and capital improvements. See “Risks Related to the Potential Refinancing Transaction--Capital improvements relating to our proposed renovations will disrupt our gaming operations and result in a reduction of future revenue and cash flow, and delays in such renovations would result in increased costs, which would require additional capital.” and “Risks Related to the Potential Refinancing Transaction--We may not realize any or all of the adjustments included in our calculation of Pro Forma Adjusted EBITDA, including projected increases that are attributable to operational adjustments.”

Pro Forma Adjusted EBITDA is not a measurement of financial performance under GAAP. These pro forma adjustments may be included in the calculation of EBITDA in accordance with certain covenants that govern the levels of indebtedness and liens that we are permitted to incur and have incurred under the indenture governing the notes offered hereby and the agreement governing our Credit Facilities.

The following table presents our calculation of Pro Forma Adjusted EBITDA reconciled to net loss on a combined basis for the year ended December 31, 2013:

Combined
Year Ended December 31, 2013
(unaudited)
Adjusted EBITDA	$56.0
Operational adjustments:
Private company savings(a)	1.4
Labor management(b)	2.8
Marketing efficiency(c)	2.3
Hotel yield(d)	1.4
Table games(e)	1.8
Insurance premiums(f)	0.5
Operational adjustments	10.2
Capital adjustments:
New slot product(g)	1.7
Sub-total: Operational and capital adjustments	11.9
Pro Forma Adjusted EBITDA	$67.9

(in millions of U.S. dollars)

(a)	Represents anticipated reduction in expenses as a result of becoming a wholly owned private subsidiary of Athens through a decrease of audit, legal and board compensation expenses, among others.
(b)	Represents estimated adjustments related to increased efficiency in labor scheduling and the resulting reduction of expenses related to hourly payroll, taxes and benefits as well as overtime savings, which we commenced in January 2014 and expect to fully implement by the end of 2014.
(c)	Represents anticipated incremental profits and savings attributable to advertising costs, reduced bonus play and contract negotiation and marketing cost reduction initiated in November 2013, and which we expect to complete by the end of 2014. Management has identified further marketing efficiencies related to our customer database that it believes could result in additional profits and savings of approximately $3 million.
(d)	Represents estimated incremental profits resulting from an increase in the average daily rate of hotel rooms at Greektown Casino and the introduction of resort fees at Greektown Casino.
(e)	Represents anticipated incremental profits attributable to ten additional table games and the implementation of side bets at two craps tables and eleven blackjack tables, in each case, initiated in November 2013, and which we expect to complete by the end of 2014.
(f)	Represents add-backs from historically overpaid ancillary insurance benefits.
(g)	Represents anticipated incremental profits attributable to the replacement of 275 slot machines at Greektown Casino with more modern machines.

Risks Related to the Potential Refinancing Transaction

Capital improvements relating to our proposed renovations will disrupt our gaming operations and result in a reduction of future revenue and cash flow, and delays in such renovations would result in increased costs, which would require additional capital.

Capital projects directed at improving Greektown Casino will disrupt our operations by requiring us to temporarily close certain portions of Greektown Casino, which will negatively affect our operating results. We are currently planning significant renovations of Greektown Casino, which we anticipate will begin in the third quarter 2014 and expect to be completed during the second half of 2016. Construction will be phased through our casino during the renovations in order to moderate its impact on our business and cash flow. The planned renovations are significant, however, and we anticipate that our gaming operations will be disrupted to a certain degree, as we will have to limit customer access to certain of our gaming offerings during the renovations. These disruptions will negatively affect our business and result in a reduction of revenue and cash flow during the renovations. For example, the timing and scope of renovations could necessitate additional closures beyond what is already planned. These capital improvements could also result in disruptions in service and hotel room availability, causing reduced demand, occupancy and rates. While we plan to implement various initiatives during the renovation period designed to mitigate disruptions and attract customers, these initiatives may not be successful or may be unable to fully mitigate any losses we experience as a result of the disruptions.

In addition, delays in starting or completing capital projects would result in increased costs that were not previously contemplated. We do not anticipate receiving a guaranteed maximum price contract for the renovations. Delays could also prevent us from realizing our projected increases included in our calculation of Pro Forma Adjusted EBITDA attributable to operational and capital improvements. See ‘‘— We may not realize any or all of the adjustments included in our calculation of Pro Forma Adjusted EBITDA, including projected increases that are attributable to operational adjustments.’’ Such delays or unforeseen cost overruns would require additional capital, which we may or may not be in a position to obtain. In addition, if capital expenditures exceed our expectations, this excess would have an adverse effect on our available cash.

We may not realize any or all of the adjustments included in our calculation of Pro Forma Adjusted EBITDA, including projected increases that are attributable to operational adjustments.

As part of our business strategy, we have implemented certain cost savings programs and operational and capital improvements. See Note (2) under ‘‘Summary — Summary Financial Data’’ for details regarding these projections and their underlying assumptions. For example, we have identified a reduction in expenses related to our becoming a wholly owned private subsidiary of Athens. These or any other cost savings that we realize may differ materially from our estimates. We cannot provide assurances that these cost savings will be achieved or that our programs and improvements will be completed as anticipated or at all. In addition, any cost savings that we realize may be offset, in whole or in part, by reductions in revenues or through increases in other expenses. For example, our changes to our database marketing strategy may not be successful or may have an unintended negative effect on our revenues. Delays or interruptions in our renovations or other capital improvements could also decrease or delay the anticipated impact of our projected adjustments to Adjusted EBITDA attributable to capital improvements. For example, we anticipate increased profits as a result of replacing 275 slot machines in the Greektown Casino in conjunction with the proposed renovations. If there are any delays in replacing these machines or the new slot machines do not generate wins per unit per day consistent with the average wins per unit per day of Greektown’s existing slot machines, our increased profits may not occur within the expected timeframe of 12 to 24 months. Further, the new slot machines and additional table games may offset revenue from the existing casino games such that the impact of these operational efficiency initiatives does not meet our expectations. We also anticipate improved revenues from our hotel operations as a result of better managing our availability and room rate yield. Our assumed increases in average daily rate and the implementation of a resort fee could negatively impact our occupancy rate beyond what is already planned. Our anticipated adjustments could also be negatively affected by any changes in or losses of market demand prior to the completion of such projects and initiatives.

The projections and assumptions contained in these materials are based on our current estimates, but they involve risks, uncertainties, projections and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements, express or implied. Neither our independent auditors nor any other independent auditors, have examined, compiled or performed any procedures with respect to these projections, nor have they expressed any opinion, or any other form of assurance on such information or their achievability. Assumptions relating to these projections involve judgments with respect to, among other things, the estimated impact of certain operational adjustments, including additional table games, marketing efficiency, labor management and other cost and savings adjustments, as well as future economic, competitive, industry and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. We also assume certain variables in determining these adjustments, such as the rate of recapturing displaced revenue or hold percentage at certain games, many of which are also beyond our control. Although our management believes these estimates and assumptions to be reasonable, any of the assumptions could be inaccurate and investors should not place undue reliance upon the calculation of Pro Forma Adjusted EBITDA given how it is calculated and the possibility that the underlying estimates and assumptions may ultimately not reflect actual results. Any of the assumptions could be inaccurate and, therefore, there can be no assurance that the Pro Forma Adjusted EBITDA or estimated cost savings described herein will prove to be accurate or that the objectives and plans expressed will be achieved.

Risks Related to our Indebtedness

The indenture governing the notes offered hereby and the credit agreements governing our Credit Facilities each impose significant operating and financial restrictions on us and our restricted subsidiaries, which may prevent us from capitalizing on business opportunities.

The indenture governing the notes we are offering and the credit agreement governing our Credit Facilities each impose significant operating and financial restrictions on us and our restricted subsidiaries. These restrictions limit our ability, among other things, to:

•	pay dividends, redeem stock or make other distributions or restricted payments;

•	incur indebtedness or issue preferred shares;

•	create liens;

•	agree to dividend or payment restrictions affecting the restricted subsidiaries;

•	consolidate or merge;

•	sell or otherwise transfer or dispose of substantially all of the properties or assets of Greektown and our restricted subsidiaries;

•	enter into transactions with our affiliates;

•	make certain investments, including in unrestricted subsidiaries;

•	change our line of business;

•	designate our subsidiaries as unrestricted subsidiaries;

•	make payments for consent; and

•	use the proceeds of permitted sales of our assets.

As a result of these covenants and restrictions, we and our restricted subsidiaries are limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above, including our failure as a result of events beyond our control, could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected. Our assets and cash flow would likely be insufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our Credit Facilities or other indebtedness secured by first priority liens, the holders of such debt could proceed against the collateral securing that indebtedness.

In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. General economic conditions, industry conditions and other events beyond our control may impact our ability to comply with the above provisions. As a result, we cannot assure you that we will be able to comply with these covenants.

To service our indebtedness, we require a significant amount of cash, our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our ability to make scheduled payments on and to refinance our indebtedness, including the Senior Secured Notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic and competitive conditions and to certain financial, competitive, business, legislative, regulatory and other factors that are beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to fund our day-to-day operations or to pay the principal, premium, if any, and interest on our indebtedness.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness, including the Senior Secured Notes, or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to affect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations.

Our substantial indebtedness exposes us to significant interest expense increases if interest rates increase.

As of December 31, 2013, on a pro forma basis after giving effect to our issuance of notes and the use of proceeds therefrom, none of our total pro forma indebtedness was at variable interest rates, however our First Lien Term Loan Facility and Revolving Loan Facility, both of which will be undrawn at the closing of the notes offering, will bear interest at variable interest rates. If we have amounts outstanding under these facilities and interest rates increase, our debt service obligations on the variable rate indebtedness would increase even through the amount borrowed remained the same, and our net income would decrease. Accordingly, an increase in interest rates from current levels could cause our annual debt service obligations to increase significantly.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments on the notes and our other senior indebtedness.

Our substantial indebtedness could have other important consequences, including but not limited to the following:

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some or many of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or in the economy;

•	require us to dedicate a substantial portion of our cash flows from operations to the repayment of our indebtedness and will not be available for other purposes;

•	restrict us from making strategic acquisitions, engaging in development activities, introducing new technologies or exploiting business opportunities;

•	make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•	adversely affect terms under which suppliers provide material and services to us;

•	limit, along with the restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets;

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•
prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which failure to repurchase would constitute a default under the agreements governing our refinancing transactions; or

•	expose us to the risk of increased interest rates, as certain of our borrowings are at variable rates of interest.

There would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Despite our substantial indebtedness, we may still be able to incur significant additional indebtedness. This could exacerbate the risks describe above and below.

We may be able to incur substantial additional indebtedness in the future, including indebtedness secured by liens ranking prior to or equal with the liens securing the notes. Although the terms governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to numerous qualifications and exceptions, and the indebtedness we may incur in compliance with these restrictions could be substantial. This indebtedness could, subject to satisfaction of our limitation on liens covenant, constitute first priority secured obligations effectively senior to the notes to the extent of the collateral securing it. The indenture will provide that any permitted indebtedness can be secured by a lien on an equal priority basis with the notes.

Changes in respect of debt ratings of the notes may materially and adversely affect the value of trading of the notes and the debt ratings assigned to the notes may not reflect all the risks of an investment in the notes.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. The notes will be rated by S&P and Moody’s, independent rating agencies. Any future downgrading of the notes by S&P, Moody’s or other agencies or decisions to put us on negative watch may materially and adversely affect the value and trading of the notes. These actions could also restrict our access to, and negatively impact the terms of, current or future financings and trade credit extended by our suppliers or other vendors. In addition, the debt ratings assigned to the notes reflect the ratings agencies’ assessment of our ability to make payments on the notes when due. These debt ratings, however, may not reflect the potential impact of the risks related to structure, market or other factors related to the value of the notes.